EXHIBIT 6.40

                      Addendum to Asset Purchase Agreement

         Buyer will not be responsible for the collection of accounts receivable. All accounts receivable received by the buyer or seller will be the property of the Seller. Therefore the inference of payment of 80% is not applicable.

Dated: July 27, 1999

Seller                                      Buyer

/s/ Dennis W. Meyer                         /s/ Joel B. Nagelmann
--------------------                        ----------------------
Dennis W. Meyer                             Joel B. Nagelmann
President                                   President